Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                            We have issued our report dated July 1, 2003 (except for Note K, as to which the date is July 21, 2003) accompanying the financial statements of BIOMEC Cardiovascular, Inc. as of and for the years ended December 31, 2002 and 2001 included in this Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Medamicus, Inc. on Forms S-3 (No. 333-71676, No. 333-16035, and No. 33-86296), and Forms S-8 (No. 333-109875, No. 333-62560, No. 333-57934, No. 333-57938, No. 333-57942, No. 333-57944, and No. 33-94254).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

January 6, 2004